Exhibit 99.1

Accenture Reports Third-Quarter Fiscal 2003 Results

NEW YORK; July 15, 2003—Accenture (NYSE: ACN) today reported results for the third quarter of fiscal 2003, ended May 31, 2003.

Revenues before reimbursements (“net revenues”) for the third quarter were $3.04 billion, an increase of 2 percent in U.S. dollars and a decrease of 5 percent in local currency compared with the third quarter last fiscal year.

Diluted earnings per share for the third quarter were $0.28, compared with $0.27 for the third quarter last fiscal year.

Operating income for the third quarter was $404 million, compared with $435 million in the third quarter last year. The decline resulted from lower gross margins, due in part to a $50 million increase in year-over-year severance costs which was partially offset by lower selling, general and administrative costs and favorable foreign currency effects. Operating income as a percentage of net revenues for the third quarter was 13.3 percent, compared with 14.6 percent in the third quarter last year.

The company’s estimated effective annual tax rate for fiscal 2003 decreased from 38.0 percent to 36.3 percent, primarily due to a reversal of previously accrued taxes in the third quarter following the favorable settlement of certain prior-year non-U.S. income tax liabilities. This reduced the tax rate for the third quarter to 32.9 percent and reduced the provision for taxes by $21 million, resulting in a $0.02 benefit to diluted earnings per share.

Income before minority interest for the third quarter was $277 million, compared with $274 million for the same quarter last fiscal year.

Accenture’s total cash balance, including restricted cash, at May 31, 2003 was $2.1 billion, an increase of $423 million from Feb. 28, 2003 and an increase of $717 million from Aug. 31, 2002. For the nine months ended May 31, 2003, operating cash flow was $1.08 billion, compared with $547 million for the same period last fiscal year. Free cash flow, defined as operating cash flow net of property and equipment additions, was $945 million for the nine months ended May 31, 2003, compared with $391 million for the same period last fiscal year. Total debt at May 31, 2003 was $69 million, an increase of $10 million from Feb. 28, 2003.

“We are pleased with our performance in the third quarter, which we achieved in spite of continued challenging market conditions,” said Joe W. Forehand, Accenture chairman and CEO. “New bookings for the quarter were $5.2 billion, $2.2 billion of which was in consulting. This represents a 6 percent increase over new bookings in consulting in the third quarter of last year. Moreover, consistent with our growth strategy, we continue to expand our outsourcing business, which now accounts for more than 30 percent of net revenues.”

Outsourcing accounted for $944 million of net revenues in the third quarter, an increase of 35 percent in U.S. dollars and 28 percent in local currency over the third quarter last year. Outsourcing now represents 31 percent of total net revenues, up from 23 percent in the same quarter last year, as the company continues to target this business for growth.

Consulting revenues were approximately $2 billion, representing a decline of 8 percent in U.S. dollars and 16 percent in local currency from the third quarter last fiscal year.

Gross margins overall for the third quarter were 36.3 percent of net revenues, compared with 41.2 percent of net revenues in the third quarter last fiscal year. This change resulted from the shift in the company’s mix of business toward outsourcing, which has lower gross margins, particularly during the first year of new contracts; increased severance costs; and continuing pricing pressures.

The decline in gross margins was partially offset by improved efficiencies in selling, general and administrative costs as a result of the company’s ongoing cost-management initiatives. Selling, general and administrative costs decreased $91 million, or 11 percent, from the third quarter last year, and, as a percentage of net revenues, decreased from 27 percent to 23 percent. These cost savings were primarily due to a decrease of $29 million in business development spending, a decrease of $32 million in facilities and technology costs, and a $25 million decrease in bad debt expense.

The company did not accrue for additional fiscal 2003 variable compensation expense or reverse any previous accrual in the third quarter.

Revenues by Operating Group:

•	The Communications & High Tech operating group reported net revenues of $825 million, a decrease of 7 percent from the same quarter last year. This was primarily due to lower consulting revenues in North America, partly offset by the strength of the Euro and increased revenues from outsourcing contracts.

•	Net revenues for Accenture’s Financial Services operating group were $605 million, an increase of 4 percent over the same quarter last year, primarily due to the strength of the Euro and growth in the Banking industry group, which was partly offset by the continued impact of the economic downturn on the capital markets industry.

•	Net revenues for the Government operating group were $419 million, an increase of 28 percent over the same quarter last year, primarily due to strong growth in outsourcing revenues, as well as overall revenue growth in North America and Western Europe.

•	The Products operating group reported net revenues of $679 million, a slight increase over the $678 million in revenues achieved in the third quarter last fiscal year. Growth in the Pharmaceuticals & Medical Products and Transportation & Travel Services industry groups offset declines in other industry groups, including Health Services and Retail.

•	The Resources operating group reported net revenues of $511 million, an increase of 1 percent over the same quarter last year. This was mainly due to growth in the Utilities industry group, which offset declines in the other industry groups.

Revenues by Geographic Region:

•	Net revenues in Accenture’s Europe, Middle East and Africa (EMEA) region were $1.40 billion, an increase of 11 percent in U.S. dollars and a decrease of 6 percent in local currency, reflecting the strength of the Euro and the British pound.

•	Net revenues in the Americas region were $1.45 billion, a decrease of 5 percent in both U.S. dollars and local currency, reflecting the strength of the U.S. dollar against the Mexican peso and the Brazilian real, which was partially offset by the weakening of the U.S. dollar against the Canadian dollar.

•	Net revenues in the Asia Pacific region were $195 million, an increase of 3 percent in U.S. dollars and a decrease of 6 percent in local currency, primarily due to the weakening of the U.S. dollar against the Australian dollar and the Japanese yen.

Accenture expects earnings per share for the fourth quarter, ending Aug. 31, 2003, to be in the range of $0.21 to $0.25 and net revenue growth for the quarter to be in a range of 5 to 10 percent.

Standard & Poor’s Core Earnings*

As previously reported, in order to provide investors with an additional perspective, Accenture presents core earnings using Standard & Poor’s Core Earnings* methodology in addition to reporting earnings on a GAAP basis. Accenture’s S&P Core Earnings* calculation principally reflects adjustments to add back minority interest, includes stock option and related compensation expense, and excludes non-operational items such as net gains or losses on investments.

For the three months ended May 31, 2003, Accenture’s core earnings were $247 million, or $0.25 per fully diluted share, compared with $208 million, or $0.20 per fully diluted share, for the comparable period last fiscal year. Accenture’s core earnings per share of $0.25 compare with reported fully diluted earnings per share of $0.28, primarily reflecting the impact of stock options and the company’s employee share purchase plan. Accenture’s core earnings were calculated in consultation with Standard & Poor’s Corporate Value Consulting division to ensure consistency with the S&P Core Earnings* methodology. (A full reconciliation to GAAP earnings with notes is attached.)

Conference Call

Accenture will host a conference call at 8:15 a.m. EDT today to discuss its third-quarter fiscal 2003 financial results. To participate, please dial +1 (888) 428-4479 [+1 (612) 332-0802 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com and via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering the passcode 688921 from 1:30 p.m. EDT Tuesday, July 15 through 11:59 p.m. EDT Tuesday, July 29.

About Accenture

Accenture is a global management consulting and technology services company. Committed to delivering innovation, Accenture collaborates with its clients to help them realize their visions and create tangible value. With deep industry expertise, broad global resources and proven experience in consulting and outsourcing, Accenture can mobilize the right people, skills, alliances and technologies. With more than 80,000 people in 47 countries, the company generated net revenues of US$11.6 billion for the fiscal year ended August 31, 2002. Its home page is www.accenture.com.

This press release contains forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Accenture undertakes no duty to update any forward-looking statement made in this press release or to conform such statements to actual results or changes in Accenture’s expectations. This press release does not constitute an offer of any securities for sale.

# # #

Contact:

Roxanne Taylor

Accenture

+1 (917) 452-5106

roxanne.taylor@accenture.com

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENT

For the Three Months Ended May 31, 2003 and 2002

(In thousands of U.S. dollars, except share and per share data)

(Unaudited)

	2003		2002
		% of Net Revenues			% of Net Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$3,044,836	100%	$2,980,678		100%
Reimbursements	373,593	12%	369,982		12%

Revenues	3,418,429	112%	3,350,660		112%

OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	1,939,075	64%	1,752,922		59%
Reimbursable expenses	373,593	12%	369,982		12%

Cost of services	2,312,668	76%	2,122,904		71%
Sales and marketing	362,930	12%	413,897		14%
General and administrative costs	338,709	11%	378,873		13%

Total operating expenses	3,014,307	99%	2,915,674		98%

OPERATING INCOME	404,122	13%	434,986		15%
Gain (loss) on investments, net	2,286	0%	(918)		0%
Interest income	10,681	0%	9,510		0%
Interest expense	(5,232)	0%	(12,712)		0%
Other income	112	0%	13,170		0%
Equity in losses of affiliates	682	0%	(2,425)		0%

INCOME BEFORE TAXES	412,651	14%	441,611		15%
Provision for taxes	135,576	4%	167,813		6%

INCOME BEFORE MINORITY INTEREST	277,075	9%	273,798		9%
Minority interest	(144,934)	(5)%	(159,337)		(5)%

NET INCOME	$132,141	4%	$114,461		4%

EARNINGS PER SHARE:
—Basic	$0.28		$0.28

—Diluted	$0.28		$0.27

ADJUSTED TO EXCLUDE LOSS ON INVESTMENTS, NET (A)

INCOME BEFORE MINORITY INTEREST AS REPORTED UNDER GAAP	$277,075		$273,798

Add Back: Loss on investments, net of tax	—		569

ADJUSTED INCOME BEFORE MINORITY INTEREST	$277,075		$274,367	(A)

ADJUSTED EARNINGS PER SHARE:
—Basic	$0.28		$0.28	(A)

—Diluted	$0.28		$0.27	(A)

WEIGHTED AVERAGE SHARES:
—Basic	466,294,836		414,463,440
—Diluted	985,618,380		1,027,990,942

(A) Adjusted Income Before Minority Interest and Adjusted Earnings Per Share are non-GAAP financial measures.

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENT

For the Nine Months Ended May 31, 2003 and 2002

(In thousands of U.S. dollars, except share and per share data)

(Unaudited)

	2003		2002
		% of Net Revenues			% of Net Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$8,800,990	100%	$8,882,597		100%
Reimbursements	1,133,909	13%	1,137,822		13%

Revenues	9,934,899	113%	10,020,419		113%

OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	5,529,978	63%	5,267,211		59%
Reimbursable expenses	1,133,909	13%	1,137,822		13%

Cost of services	6,663,887	76%	6,405,033		72%
Sales and marketing	1,088,394	12%	1,173,032		13%
General and administrative costs	981,478	11%	1,204,832		14%

Total operating expenses	8,733,759	99%	8,782,897		99%

OPERATING INCOME	1,201,140	14%	1,237,522		14%
Gain (loss) on investments, net	7,556	0%	(306,606)		(3)%
Interest income	30,598	0%	33,550		0%
Interest expense	(16,269)	0%	(36,256)		0%
Other income	25,722	0%	14,926		0%
Equity in losses of affiliates	143	0%	(8,888)		0%

INCOME BEFORE TAXES	1,248,890	14%	934,248		11%
Provision for taxes	453,347	5%	435,535		5%

INCOME BEFORE MINORITY INTEREST	795,543	9%	498,713		6%
Minority interest	(417,810)	(5)%	(291,965)		(3)%

NET INCOME	$377,733	4%	$206,748		2%

EARNINGS PER SHARE:
—Basic	$0.81		$0.50

—Diluted	$0.80		$0.49

ADJUSTED TO EXCLUDE LOSS ON INVESTMENTS, NET (A)

INCOME BEFORE MINORITY INTEREST AS REPORTED UNDER GAAP	$795,543		$498,713

Add Back: Loss on investments, net of tax	—		269,956	(A)

ADJUSTED INCOME BEFORE MINORITY INTEREST	$795,543		$768,669

ADJUSTED EARNINGS PER SHARE:
—Basic	$0.81		$0.77	(A)

—Diluted	$0.80		$0.75	(A)

WEIGHTED AVERAGE SHARES:
—Basic	467,170,112		411,525,404
—Diluted	995,224,416		1,026,971,327

(A) Adjusted Income Before Minority Interest and Adjusted Earnings Per Share are non-GAAP financial measures.

ACCENTURE LTD

SUMMARY OF REVENUES

For the Three and Nine Months Ended May 31, 2003 and 2002

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended May 31,		Percent increase/ (decrease) US$	Percent increase/ (decrease) Local currency	Percent of Total 2003 Net Revenues
	2003	2002
OPERATING GROUPS
Communication & High Tech	$825,114	$882,620	(7)%		27%
Financial Services	605,209	581,136	4%		20%
Government	418,598	328,106	28%		14%
Products	679,336	677,643	0%		22%
Resources	511,391	506,630	1%		17%
Other	5,188	4,543	14%		0%

TOTAL Net Revenues	3,044,836	2,980,678	2%		100%

Reimbursements	373,593	369,982	1%

TOTAL REVENUES	$3,418,429	$3,350,660	2%

GEOGRAPHY
Americas	$1,448,789	$1,529,802	(5)%	(5)%	48%
EMEA	1,401,176	1,261,164	11%	(6)%	46%
Asia Pacific	194,871	189,712	3%	(6)%	6%

TOTAL Net Revenues	3,044,836	2,980,678	2%	(5)%	100%

Reimbursements	373,593	369,982	1%

TOTAL REVENUES	$3,418,429	$3,350,660	2%

	Nine Months Ended May 31,		Percent increase/ (decrease) US$	Percent increase/ (decrease) Local currency	Percent of Total 2003 Net Revenues
	2003	2002

OPERATING GROUPS
Communication & High Tech	$2,441,565	$2,377,201	3%		28%
Financial Services	1,777,380	1,827,917	(3)%		20%
Government	1,139,096	988,312	15%		13%
Products	1,971,144	2,107,012	(6)%		22%
Resources	1,462,376	1,572,969	(7)%		17%
Other	9,429	9,186	3%		0%

TOTAL Net Revenues	8,800,990	8,882,597	(1)%		100%

Reimbursements	1,133,909	1,137,822	(0)%

TOTAL REVENUES	$9,934,899	$10,020,419	(1)%

GEOGRAPHY
Americas	$4,186,516	$4,441,866	(6)%	(4)%	47%
EMEA	4,021,675	3,852,456	4%	(8)%	46%
Asia Pacific	592,799	588,275	1%	(5)%	7%

TOTAL Net Revenues	8,800,990	8,882,597	(1)%	(6)%	100%

Reimbursements	1,133,909	1,137,822	(0)%

TOTAL REVENUES	$9,934,899	$10,020,419	(1)%

ACCENTURE LTD

CONSOLIDATED BALANCE SHEETS

May 31, 2003 and August 31, 2002

(In thousands of U.S. dollars)

	May 31, 2003	August 31, 2002
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,962,194	$1,316,976
Restricted cash	150,928	79,445
Receivables from clients, net	1,460,229	1,330,642
Unbilled services	941,164	774,214
Other current assets	458,030	559,811

Total current assets	4,972,545	4,061,088

NON-CURRENT ASSETS:
Investments	48,936	76,017
Property and equipment, net	664,699	716,504
Other non-current assets	681,027	625,339

Total non-current assets	1,394,662	1,417,860

TOTAL ASSETS	$6,367,207	$5,478,948

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$55,602	$63,099
Accounts payable	434,123	450,208
Deferred revenue	689,885	543,917
Accrued payroll and related benefits	1,107,806	1,139,887
Other accrued liabilities	1,206,208	1,129,951

Total current liabilities	3,493,624	3,327,062

NON-CURRENT LIABILITIES:
Long-term debt	13,240	3,428
Other non-current liabilities	1,321,456	1,190,436

Total non-current liabilities	1,334,696	1,193,864

MINORITY INTEREST	811,796	519,396

EQUITY:
Shareholders’ equity	727,091	438,626

Total equity	727,091	438,626

TOTAL LIABILITIES AND EQUITY	$6,367,207	$5,478,948

ACCENTURE LTD

CORE EARNINGS CALCULATION USING STANDARD & POOR’S CORE EARNINGS* METHODOLOGY

For the Three Months Ended May 31, 2003 and 2002

(In thousands of U.S. dollars)

(Unaudited)

	2003	2002	Notes
Net Income	$132,141	$114,461
S&P Core Earnings* Adjustments
Minority interest relating to Accenture SCA and Accenture Canada Holdings, Inc. (net of tax)	145,000	159,337	[A]

	277,141	273,798
Include:
Employee stock option and share purchase plan expense	(39,429)	(89,592)	[B]
Pension adjustments	(1,861)	(5,923)	[C]

Exclude:
(Gain) loss on investments, net, excluding SFAS 133	(2,982)	3,184	[D]
(Gain) loss on disposal of property and equipment	711	(1,347)	[E]

S&P Core Earnings* Adjustments before taxes	(43,561)	(93,678)
Tax effect	13,275	28,308	[F]

S&P Core Earnings* Adjustments, net	(30,286)	(65,370)

S&P Core Earnings*	$246,855	$208,428

EPS, S&P Core Earnings* (Diluted)	$0.25	$0.20

EPS, GAAP (Diluted)	$0.28	$0.27

Weighted Average Diluted Shares Outstanding	985,618,380	1,027,990,942	[G]

S&P Core Earnings* and EPS, S&P Core Earnings* (diluted) are non-GAAP financial measures.

ACCENTURE LTD

CORE EARNINGS CALCULATION USING STANDARD & POOR’S

CORE EARNINGS* METHODOLOGY

For the Nine Months Ended May 31, 2003 and 2002

(In thousands of U.S. dollars)

(Unaudited)

	2003	2002	Notes
Net Income	$377,733	$206,748

S&P Core Earnings* Adjustments
Minority interest relating to Accenture SCA and Accenture Canada Holdings, Inc. (net of tax)	419,064	291,965	[A]

	796,797	498,713
Include:
Employee stock option and share purchase plan expense	(144,760)	(263,009)	[B]
Pension adjustments	(11,946)	(17,769)	[C]

Exclude:
(Gain) loss on investments, net, excluding SFAS 133	(8,203)	307,746	[D]
(Gain) loss on disposal of property and equipment	(5,881)	15,474	[E]

S&P Core Earnings* Adjustments before taxes	(170,790)	42,442
Tax effect	52,539	46,160	[F	]

S&P Core Earnings* Adjustments, net	(118,251)	88,602

S&P Core Earnings*	$678,546	$587,315

EPS, S&P Core Earnings* (Diluted)	$0.68	$0.57

EPS, GAAP (Diluted)	$0.80	$0.49

Weighted Average Diluted Shares Outstanding	995,224,416	1,026,971,327	[G]

S&P Core Earnings* and EPS, S&P Core Earnings* (diluted) are non-GAAP financial measures.

NOTES TO STANDARD & POOR’S CORE EARNINGS* ADJUSTMENTS

(Unaudited)

[A]	Some of our partners and former partners and their permitted transferees own shares in our subsidiary Accenture SCA and in our subsidiary Accenture Canada Holdings, Inc., which are non transferable except by exchange for shares in Accenture Ltd (or for cash at the Company’s option). The shareholders of Accenture SCA and Accenture Canada Holdings, Inc. have substantially the same rights and economic interests as Accenture Ltd shareholders and are subject to the same restrictions. In addition, we view and operate the business as a single enterprise. We similarly focus on the results of Accenture as a whole as we believe that this better reflects the substance of the overall Accenture corporate structure. Therefore, the minority interest related to these shareholders is added back to Net Income. Net income before Minority interest is also consistent with diluted shares, which assume the conversion of all minority Accenture SCA and Accenture Canada Holdings Inc. shares on a one for one basis.

[B]	As we elect to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for employee share options and purchase plans rather than the alternative fair value accounting provided for under SFAS 123, “Accounting for Stock-Based Compensation,” in which stock options and purchase plans are expensed, we have deducted the amount as computed under SFAS 123 in accordance with the S&P Core Earnings* methodology. The impact of income taxes and minority interests is shown in the following table:

	Three Months Ended May 31,		Nine Months Ended May 31,
	2003	2002	2003	2002
Employee stock option and purchase plan expense before tax and minority interest	$39,429	$89,592	$144,760	$263,009
Income tax benefit	(11,829)	(26,878)	(43,428)	(78,903)
Minority interest	(14,441)	(36,782)	(53,301)	(108,660)

Employee stock option and purchase plan expense net of tax and minority interest	$13,159	$25,932	$48,031	$75,446

[C]	Under the S&P Core Earnings* methodology, pension service costs and interest costs (to the extent that interest cost exceeds actual returns on assets) are included in the Company’s core earnings. Other items, such as expected returns on plan assets and amortization of prior service costs, are not included in the S&P Core Earnings* methodology. Pension expense computed under generally accepted accounting principles has been adjusted to reflect service costs, interest costs, and actual returns on pension plan assets.

[D]	Under the S&P Core Earnings* methodology, investment gains and losses are not considered a part of the Company’s normal, or core, business. As such, these items are excluded from S&P Core Earnings*. No adjustment is required for SFAS 133 items for purposes of calculating S&P Core Earnings*. The adjustment represents Gain (loss) on investments, net as reported under generally accepted accounting principles adjusted for a SFAS No. 133 loss of $(695) and a gain of $2,266 for the three months ended May 31, 2003 and 2002, respectively, and a loss of $(646) and a gain of $1,139 for the nine months ended May 31, 2003 and 2002, respectively.

[E]	Under the S&P Core Earnings* methodology, gains and losses on disposal of property, plant and equipment are excluded from core earnings.

[F]

Under the S&P Core Earnings* methodology, we have applied the statutory federal tax rate of 35% to the S&P Core Earnings* adjustments with the exception of stock options and purchase plans and certain investment losses. Stock options and purchase plans are tax affected using a 30% tax rate, which is consistent with the rate used in our financial statement disclosures and represents our best estimate of the tax benefit related to stock options and purchase plans. For the nine months ended May 31, 2002, investment writedowns totaling $211,900 were not tax effected for financial statement purposes, as the tax benefits, if any, for these losses are not expected to be realized.

[G]	Diluted shares outstanding represent average shares outstanding for purposes of computing Diluted Earnings Per Share under generally accepted accounting standards, as well as Diluted Earnings Per Share under S&P Core Earnings* methodology.

*	Standard & Poor’s Corporate Value Consulting (“S&P CVC”) has reviewed Accenture’s calculation of Core Earnings for consistency with Standard & Poor’s Core Earnings methodology. This review was based solely on financial information generated by Accenture; Standard & Poor’s has not conducted any review or undertaken to investigate or verify, and is not responsible for, the basis, adequacy, accuracy or completeness of the information used in Accenture’s calculation of Core Earnings. Standard & Poor’s review has been limited solely to the application of the Standard & Poor’s Core Earnings methodology to the specific financial information generated, prepared and provided by Accenture; Standard & Poor’s makes no representation as to the adequacy or accuracy of Accenture’s financial information used in the calculation. Standard & Poor’s has no duty to update its review of Accenture’s calculation of Core Earnings. Standard & Poor’s Core Earnings methodology is published on Standard & Poor’s web site at www.standardandpoors.com.